Exhibit 99.1

Good day everyone – we are glad you are able to join us – I am Ezra Green, the Chairman and CEO of Clear Skies.  With me on this call are Tom Oliveri, our President and Chief Operating Officer and Arthur Goldberg, our Chief Financial Officer.  Before we start the call we need to read the “safe harbor” statement into the record.

[Statement read]

Now to the reason we are all on this call.  After 7 months of operating as a public company we at Clear Skies thought it important to have this conference call in order for our shareholders and others interested in the company to fully understand our previous announcements and our future plans.  At CSS we have been moving quite aggressively in the domestic arena with $9.5 million in signed contracts slated for 2008 completion and an additional approximate $13 million of LOA’s expected for 2009.

While we will discuss these projections in further depth, for the moment I would like to address the investment tax credit which we believe is one of the reasons for the weak solar market in general.  First, we do expect it to be renewed or extended by congress next month if all indications are correct but if by some chance it is not renewed, we at CSS have specifically and successfully moved forward with our international expansion plans in order to maintain our growth and increase shareholder value. The first project is located in Greece and is valued at about $1 million.  We expect groundbreaking for this project in the 4th quarter of 2008.  We expect this project to be the first of a series of projects in Greece with a potential value to CSS in the next two years of about $50 million.

Our potential $20 million project in India, which is also in the LOA stage, is awaiting final negotiations with the utility to secure a 20 year PPA.

Moving on….

In addition to our business of installing solar electric systems Clear Skies has additional significant value with both domestic and international applications and it is also not reliant on the ITC being renewed – and that is our patented technology known as XTRAX®.  We expect XTRAX® to be listed by UL by the end of September and after UL approval is received we will be ready for the commercial launch of XTRAX®.

XTRAX® is a monitoring device that measures the production of energy produced from a solar energy system. It transmits the data via the cellular spectrum automatically to our servers where it is interpreted and compiled into tradeable form in the carbon credit and renewable energy credit markets. The value to our shareholder is the recurring revenue derived from charging a monthly fee to monitor the systems along with compiling or aggregating the data for the traders. We anticipate a 50% gross margin on this revenue stream.

The size of the market for XTRAX® can possibly exceed $500 million if adopted as a means to trade credits with domestic and international licensing capabilities currently undergoing evaluation.  XTRAX® will be a technology platform for the carbon credit and reporting platform nationally as well as internationally. Further XTRAX® development will utilize microwave, radio and satellite transmission of data and with these remote transmission capabilities there is almost nowhere in the world that XTRAX® cannot perform.

I would now like to pass the baton to Tom Oliveri, our President and COO, for comments on our operations.

Thank you Ezra and good morning everyone.  Expanding a bit on our sales activities but before I begin I want to stress that we break the pipeline into two categories:

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The first is signed contracts and those which are LOAs awaiting financing.  These we consider part of our pipeline but are not signed contracts.

Despite the ITC not being renewed we were still able to build a backlog of signed contracts worth approximately $9.5 million which we plan to complete in the third and fourth quarters of 2008.  These combined with existing completed projects could bring 2008 revenues to the $10.7 mil range.  This does not include the projects we have in pre-contract stage which I will turn to in a moment.

Our first major project we completed as a public entity in was in California and earned a 23% profit margin as promised.

Our active sales pipeline includes projects with LOAs that have a value approximating $13 mil and this will provide a healthy start to the 2009 calendar year.  Not included in these numbers are discussions for a follow-on project with an existing customer that would produce additional revenues of approximately $3.0 mil.

In addition to the jobs already mentioned and our active pipeline, our total project pipeline potential, which means proposals with strong commitment interest, now totals approximately $150 million.  While we do not expect to close on all of them, this number is indicative of the ability of Clear Skies to build organically and build very quickly. While we are not presently contemplating such, we do not plan to follow, nor do we believe in, a roll-up strategy especially since we have internally most of the talent necessary to complete solar projects in their entirety.  From sales to engineering to installations & electrical licenses, we are a fully self supporting group with little need to outsource any part of a project.

The growth that we are experiencing has been surprising, but certainly not shocking, and to support it we are bringing on board Matthew Nelson who will be the Sr. VP of Global Operations.  Mr. Nelson’s experience is in the multi megawat size projects which is the arena that we are now entering at a very fast rate. With the experience CSS already has and Matthew Nelson’s proven past record, there is no reason CSS will not be the next premier global player to watch.

I will now turn the call over to Art Goldberg, our CFO, to review the numbers.  Art . . .

Thanks Tom and hello everyone.  Rather than read from our second quarter 10-Q, which I assume you have all reviewed, allow me to highlight certain areas.  I will be pleased to respond to questions in the Q & A session at the end of our prepared comments.

Our balance sheet shows working capital of over $1.6 million and we are debt free.

We have realized that from an operating point of view we need to carry solar panels in inventory so that we can start jobs of under one meg more quickly than if we ordered panels for each job as contracts are signed.  Therefore we anticipate raising additional capital to meet that need.  For larger projects we assist the potential customer to arrange financing on a project by project basis.

Turning to our income statement we reported second quarter revenue of $1.1 million, up from $153,000 in the first quarter.  The second quarter number reflects completion of the major job Tom mentioned.  Second quarter gross margin was 24.8% compared to a negative gross margin in the first quarter.  In our opinion, comparisons to 2007 have little value as the Company had not yet raised sufficient capital to begin full operations and was still completing small residential projects, something it no longer generally does.

Our operating expenses will continue to increase as we build the infrastructure of our Company to support our anticipated growth.

I will now turn the call back to Ezra.

Ezra – We can now respond to questions from anyone on the call.  The operator will tell you how to indicate you have a question.

Q & A

At the end – Ezra – thank you all for being on this call and we look forward to a great future for Clear Skies.

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